Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of CTW (formerly known as CTW Cayman, the “Company”) and its subsidiaries and variable interest entities (the “Group”) on Form F-3 of our report dated October 16, 2026, with respect to our audits of the Group’s consolidated financial statements as of and for the years ended July 31, 2026 and 2025, which appears in this Annual Report on Form 20-F for the year ended July 31, 2026. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ GOLDEN OCEAN FAC PAC

PCAOB ID 7285

Singapore

October 23, 2026